Exhibit 3(r)
CERTIFICATE OF INCORPORATION
OF A PRIVATE LIMITED COMPANY
Company No. 4113439
The Registrar of Companies for England and Wales hereby certifies that STRATOS AERONAUTICAL LIMITED is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.
Given at Companies House, Cardiff, the 20th November 2000
/s/ [ILLEGIBLE]
For The Registrar Of Companies